UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 12, 2014

CVR REFINING, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35781 (Commission File Number)	37-1702463 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2014, Vincent J. Intrieri and Daniel A. Ninivaggi resigned from the board of directors of the general partner (the “GP Board”) of CVR Refining, LP (“CVR Refining”). Effective September 16, 2014, Andrew Langham and Louis J. Pastor have been appointed to the GP Board.

Mr. Langham has been Co-General Counsel of Icahn Enterprises L.P. (Nasdaq: IEP) (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since August 2014.  From 2005 to August 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises L.P.  Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters.  Mr. Langham received a B.A. in 1995 from Whitman College, and a J.D. from the University of Washington in 2000.

Mr. Pastor has been Assistant General Counsel of Icahn Enterprises L.P. (Nasdaq: IEP) (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since May 2013. Prior to joining Icahn Enterprises, Mr. Pastor was an Associate at Simpson Thacher & Bartlett LLP, where he advised corporate, private equity and investment banking clients on a wide array of corporate finance transactions, business combination transactions and other general corporate matters.  Mr. Pastor received a B.A. in 2006 from The Ohio State University and a J.D. in 2009 from the University of Pennsylvania.

Mr. Langham has been named to serve on the Compensation Committee of the GP Board. Mr. Langham and Mr. Pastor will not receive any compensation for serving on the GP Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2014

CVR Refining, LP
By: CVR Refining GP, LLC, its general partner

By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary